EXHIBIT 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Savings Investment Plan of Habersham Bancorp of our report dated March 6, 2007 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Habersham Bancorp for the year ended December 31, 2006.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
October 31, 2007